EXHIBIT 99.1

Hooker Furnishings Reports Fiscal 2026 Second Quarter Results

Company reaffirms dividend, maintains profitability focus, and positions for growth

MARTINSVILLE, Va., Sept. 11, 2025 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (“Hooker” or the “Company”), a global leader in home furnishings, today reported operating results for its fiscal 2026 second quarter ended August 3, 2025.

Executive Commentary

“Hooker Furnishings is taking decisive steps to return the business to profitability. Our cost-reduction initiatives and focus on growth initiatives have positioned the Company to maintain resilience in today’s challenging environment, and to strategically capture growth when demand returns,” said Jeremy Hoff, Chief Executive Officer.

“Hooker Branded broke even in the quarter despite weak demand and $655,000 in restructuring charges, and Domestic Upholstery reduced its operating loss nearly 70% even including $152,000 of restructuring costs. At HMI, we have de-risked it significantly over the last several years and continue to further that effort. These actions have been obscured by weak demand in the home furnishings industry due to an extremely weak housing environment, and tariff buying hesitancy in the market segment in which HMI competes. By the end of our fiscal 2026 third quarter, HMI’s fixed cost structure will be aligned to support what we believe to be a sustainable business and one in which its sales can be significantly scaled from current levels when demand returns. Barring additional tariffs or other significant, disruptive events, we expect HMI’s performance to be significantly enhanced by the end of the current fiscal year.”

“We are confident that the actions we’ve taken, scaling fixed costs, reducing debt, and launching compelling new product lines, provide the foundation for long-term value creation. Importantly, we are on track to have our new expense structure largely in place by the end of the third quarter, supporting a path to profitability at even current revenue levels.”

Key Performance Drivers: Q2 & 1H FY26

  Legacy Brand Resilience: In Q2, Hooker Branded sales were up $465K (+1.3% YoY), and operating results were breakeven vs. $329K loss PY despite $655K in restructuring costs.
  Domestic Upholstery: In Q2, operating loss was reduced by nearly $900K YoY to a loss of $408K despite restructuring costs of $152K.
  Expense Savings: Reduced operating expenses by $3.7M in 1H despite $1.7M in severance and warehouse consolidation related restructuring costs.
  Order Momentum: Q2 orders +11% at Hooker Branded; +2% at Domestic Upholstery, backlog up 7% YoY.
  Debt reduction: Repaid $16.5M of debt YTD while maintaining $57.7M in borrowing capacity, net of $6.7M standby letters of credit.
  Consolidated Results: Q2 net sales of $82.1M (–13.6% YoY); operating loss of $4.4M vs. $3.1M PY, including restructuring costs of approximately $2.0 million; net loss of $3.3M, primarily driven by HMI headwinds as its net sales down 44.5% YoY, including customer bankruptcy impact, tariff mitigation preserved supply and relationships.

Multi-Phased Cost Reduction Initiatives

We are executing a multi-phase cost reduction strategy aimed at achieving approximately $25 million in annualized savings by fiscal year 2027. In fiscal 2025, we identified $10 million in expense reductions and were able to achieve $3 million in savings in that fiscal year. In Fiscal 2026, we identified an additional $15 million in expense reductions. In the first half of fiscal 2026, we achieved $3.7 million in expense reductions, despite having recorded $1.7 million in restructuring charges. We expect to achieve additional savings in the second half of the year from both initiatives and believe we are on track to achieving approximately $25 million in annualized savings beginning in fiscal 2027.

These phased initiatives are designed to enhance profitability, improve operational efficiency, and drive long-term shareholder value. Importantly, our cost reduction efforts are not expected to impact our strategic growth priorities, which include advancing our Collected Living merchandising platform, leveraging the Vietnam warehouse advantage, and launching our upcoming Margaritaville licensed collection.

In total, we expect to eliminate approximately $25 million, or approaching 25% of our fixed costs, through these initiatives. This includes $11 million in warehousing and distribution expenses (reported under cost of goods sold) and approximately $14 million in selling and administrative expenses.

  In fiscal 2026, we expect to realize approximately $15 million in cost savings, net of offsets and special charges.
  By fiscal 2027, we expect to achieve approximately $25 million in net annualized savings.

Phase 1: Initial Cost Reductions (Fiscal 2025)

  Actions: Reduced fixed costs by over $10 million through facility downsizing, workforce reductions, and other fixed cost reductions.
  Financial Impact: Incurred $4.9 million in restructuring charges, including $3.6 million in severance.

Phase 2: Logistics & Operations Consolidation (Fiscal 2026)

  Actions:
    Savannah Warehouse: Entered into an agreement for full closure and lease termination effective October 31, 2025. This facility was primarily utilized for the discontinued Accentrics Home product line.
    Vietnam Warehouse: Opened in May 2025 and has reached approximately two-thirds capacity. This transition has reduced direct container lead times from six months to four to six weeks, improving customer service, optimizing U.S. inventory levels, and enabling greater container customization while reducing reliance on domestic warehousing.
    Operational Streamlining: Pursuing additional cost-saving opportunities through supply chain optimization, organizational simplification in the Domestic Upholstery segment, and expansion of outsourced services.
  Financial Impact: Incurred $2.5 million in restructuring costs during the first half of fiscal 2026, including $1.7 million in severance and warehouse consolidation costs and $0.8 million from inventory liquidation at the Savannah warehouse. Expecting approximately $2 million in additional charges in the second half of fiscal 2026, primarily related to fixed asset write-offs and severance costs associated with the Savannah warehouse exit in October.

Additional Management Commentary

“Our multi-phase plan to scale our fixed cost structure for sustained profitability in a downturn is on track and beginning to yield significant results,” said Jeremy Hoff, Chief Executive Officer. “While HMI results were challenged by tariff concerns and unfavorable customer mix, we had a $1.2 million improvement in operational results at Hooker Branded and Domestic Upholstery during the second quarter, despite the inclusion of about $800,000 in restructuring costs in their results. We are becoming leaner and more efficient, underscored by efforts within Domestic Upholstery, where our focus on improving labor-to-revenue ratios is showing early progress and already reflected in stronger factory performance metrics.”

Hoff continued, “We are on target for our new expense structure, which reduces our fixed costs by approximately 25%, largely to be in place by the end of the third quarter. We believe our enhanced operating discipline will support a path back to profitability in future periods, even as macroeconomic challenges and uncertainties persist. Critically, the thoughtful and deliberate way in which we are implementing this restructuring will not limit our ability to grow or fulfill orders and serve customers as market conditions improve.”

“While our significant restructuring efforts continue across all three segments, we continue to adapt to the changing industry and invest in the highest growth opportunities. Our upcoming Margaritaville launch at the October High Point market positions us well for the second half of fiscal 2027. Ahead of the launch and expected benefit, our new Vietnam fulfillment warehouse is already delivering on its promise of shortening container lead times from six months to roughly four to six weeks and creating new mixability opportunities for customers. Additionally, these efficiencies lower our overall inventory requirement by decreasing our reliance on safety stock and minimum order requirements needed at U.S. warehousing.”

Segment Reporting Versus the Prior Year Periods

Hooker Branded

  The Hooker Branded segment posted modest growth in the second quarter of fiscal 2026, with net sales up $465,000, or 1.3%. Higher average selling prices drove the increase, partly offset by higher discounting. For the first six months, sales rose $766,000, or 1.1%, reflecting higher unit volume, partially offset by discounting to balance inventory mix and levels.
  Gross profit declined $167,000 in the second quarter, with gross margin down 80 bps mainly due to lower margins on discounted items, and to a lesser extent, tariff-related product costs. For the six-month period, gross profit decreased $560,000, with margin down 100 bps due to the same factors.
  Hooker Branded achieved breakeven operating results for the quarter and six-month period. Restructuring costs of $655,000 and $782,000 were recorded in these periods, respectively.
  Incoming orders grew by 10.6% during the second quarter. The quarter-end order backlog remained consistent with the previous year’s second-quarter end, but increased by nearly 20% from fiscal year-end.

Home Meridian (HMI)

  The Home Meridian segment’s net sales declined $13.6 million, or 44.5%, in the second quarter of fiscal 2026. About 40% of the decline came from the project-based hospitality business, where two large projects entered the shipping phase in the second quarter of last year, 35% of the decline came from traditional furniture channels due to macroeconomic pressures and tariff-related hesitancy, and 25% of the decline came from the loss of a major customer that filed for bankruptcy last year. Average selling prices also dropped sharply due to unfavorable product mix, and below-cost inventory liquidation at the Georgia warehouse ahead of its closure. For the six-month period, net sales fell $21.2 million, or 37.2%.
  Gross profit decreased $4.9 million in the second quarter, primarily due to lower net sales. Gross margin decreased by 1,330 bps, driven by unfavorable customer and product mix, higher warehousing consolidation expenses, severance costs, and losses from inventory liquidation at the Georgia warehouse. For the six-month period, gross profit decreased $5.6 million, while gross margin contracted 590 bps.
  Home Meridian incurred operating losses of $3.9 million for the second quarter and $6.8 million for the first half. Restructuring costs of $1.2 million and $1.4 million were recorded for the quarter and the six-month period, respectively, including severance costs and the losses from inventory liquidation at Georgia warehouse.
  Incoming orders and backlog decreased due to reduced demand from traditional channels and the loss of a major customer due to its bankruptcy. Reduced demand was compounded by fewer orders in the project-based hospitality business.

Domestic Upholstery

  The Domestic Upholstery segment’s net sales were essentially flat in the second quarter compared to last year. Indoor residential divisions posted sales increases, possibly signaling early recovery. In contrast, outdoor brand Sunset West saw sales fall 9.7% due to supply chain disruptions in Vietnam and China, which stabilized after quarter-end. For the six-month period, segment sales declined $1.0 million, or 1.7%, as softer indoor demand outweighed flat outdoor sales.
  Gross profit for the segment rose $659,000 in the second quarter and $1.2 million year-to-date, with margins expanding by 220 and 240 bps, respectively. Direct material costs remained steady, while labor and indirect costs declined, supported by improved absorption from higher sales and full production capacity. Warehousing and distribution expenses also decreased across most categories, further strengthening profitability.
  Domestic Upholstery significantly reduced operating losses by $877,000 (68%) and $1.6 million (61%), compared to the second quarter and first half of last year, respectively. Restructuring costs of $152,000 and $265,000 were recorded for the quarter and the six-month period.
  Incoming orders increased by 1.6%, with the quarter-end backlog increasing by about 7% from the prior year’s second quarter and the year-end.

Adjusting to Import Tariff Increases and Uncertainties

In late July, the US Government announced a 20% tariff rate on imports from Vietnam, the main source country for Hooker and the home furnishings industry, effective August 1, 2025.

“Each of our segments is taking a different approach to mitigating the Vietnam tariffs,” Hoff said. “For Domestic Upholstery, the impact is on component parts and fabrics, and we are able to mitigate through incremental measures such as new fabric sourcing. For Hooker Branded, we remerchandised the line to manage the impact of the 20% tariff, evaluating pricing on a SKU-by-SKU basis rather than a blanket price increase. At HMI, we believe we have implemented near-term mitigation efforts to balance the value equation in this more price-sensitive and competitive segment, and are pursuing additional measures which are expected to take effect over the next several quarters to help maintain product flow on existing collections.”

Hoff continued, “As we await guidance on the possible lumber tariffs, we are assessing potential impacts across our business with a focus on minimizing disruption and continuing to deliver the quality and value our customers expect.”

Cash, Debt and Inventory

Cash and cash equivalents stood at $821,000, a decrease of $5.5 million from year-end, as cash generated from operations was used to repay $16.5 million of the term loan, distribute $5.0 million in cash dividends, and fund $1.7 capital expenditures. Inventory levels decreased from $70.8 million at year-end to $58.5 million at quarter-end. Despite these outflows, the Company maintained its financial flexibility with $57.7 million in available borrowing capacity under its Amended and Restated Loan Agreement as of quarter-end, net of standby letters of credit. As of yesterday, the Company had approximately $1.9 million in cash on hand, with $67.9 million in available borrowing capacity, net of standby letters of credit.

Capital Allocation

“Over the past year, we reduced debt, strengthened liquidity and continued returning capital to shareholders through dividends, supported by the extensive cost-saving measures we have embedded throughout the organization,” said Earl Armstrong, Chief Financial Officer. “These efforts are enhancing near-term liquidity and creating a foundation for strategic growth. As we progress through the year, our focus will remain on capital allocation strategies that drive long-term value creation, balancing our cost initiatives with key growth priorities.”

Outlook

“At the beginning and end of the quarter, we saw an encouraging momentum in Hooker Legacy orders, with July orders up 24% year-over-year at both Hooker Branded and Domestic Upholstery,” Hoff said. “For the quarter, Hooker Branded orders were up nearly 11% and Domestic Upholstery were up 1.6%. That said, the home furnishings industry continues to face headwinds from low existing home sales, elevated mortgage rates and persistent inflation, all of which are weighing on consumer confidence and demand.”

Hoff continued, “We remain focused on factors within our control – scaling our cost structure for profitability, preparing for the October debut of Margaritaville collection and pursuing growth in hospitality, contract and outdoor channels, supported by the new Vietnam warehouse. These initiatives position us well to navigate near-term challenges and capitalize on opportunities when the market recovers, creating long-term value for our shareholders.”

Conference Call Details

  Hooker Furnishings will present its fiscal 2026 second quarter financial results via teleconference and live internet webcast on Thursday morning, September 11th, 2025 at 9:00 AM Eastern Time.
  A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay.
  To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details.
  To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Hooker Furnishings

Hooker Furnishings Corporation, in its 101st year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, NC, Las Vegas, NV, Atlanta, GA and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, North Carolina, and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, and sunsetwestusa.com.

Additional Information

Hooker Furnishings uses our Investor Relations website, https://investors.hookerfurnishings.com/investor-relations, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. For more information, contact Earl Armstrong, Senior Vice President and Chief Financial Officer at (276) 666-3969.

Forward Looking Statements

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) adverse political acts or developments in, or affecting, the international markets from which we import products and some components used in our Domestic Upholstery segment, including duties or tariffs imposed on those products or product components by foreign governments or the U.S. government, such as the current twenty percent tariff, potential additional higher reciprocal tariffs on imports from key sourcing countries, U.S. Department of Commerce’s Section 232 investigation into  timber, lumber, and their derivative products, including furniture, affecting the countries from which we source imported home furnishings and components, including the possible adverse effects on our sales, earnings, and liquidity; (2) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to fluctuating interest rates and housing market volatility, which can affect consumer spending patterns, existing home sales, and demand for home furnishings, including their potential impact on (i) our sales and operating costs and access to financing, (ii) customers, and (iii) suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (4) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (5) risks associated with the ultimate outcome of our cost reduction plans, including the amounts and timing of savings realized and the ability to scale the business appropriately as customer demand increases or decreases based on the macroeconomic environment; (6) risks associated with the ongoing restructuring of the Home Meridian (HMI) segment, including uncertainties related to the successful execution of cost reduction plans, the impact of exiting unprofitable product lines and facilities, and the potential to achieve consistent profitability in the future, including the buying hesitancy of its customer base due to tariff uncertainties; (7) risk associated with the planned exit of our Savannah, Georgia warehouse, including executing a timely exit, the costs and availability of temporary warehousing, moving and start-up costs, ERP and technology-related risks, the timing and amounts of related restructuring charges and expected cost savings, as well as possible related disruptions to sales, earnings, revenue; (8) risks associated with our new warehouse facility in Vietnam, including our ability to execute the planned shift of inventories from domestic facilities to Vietnam without increasing overall inventories and adversely affecting working capital levels and start-up risks including technology-related risks or disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, and the ability to timely fulfill customer orders; (9) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (10) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, domestic trucking, and warehousing costs and the risk that a disruption in our supply chain or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fulfill customer orders;  (11) interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cybersecurity threats or inadequate levels of cyber insurance or risks not covered by cyber insurance; (12) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the risks associated with our Amended and Restated Loan Agreement, including the fact that our asset-based lending facility is secured by substantially all of our assets and contains provisions which limit the amount of our future borrowings under the facility, as well as financial and negative covenants that, among other things, may limit our ability to incur additional indebtedness; (15) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (16) risks associated with our self-insured healthcare and workers compensation plans, which utilize stop-loss insurance for aggregate claims above specified thresholds and can be impacted by higher healthcare inflation and expenditures, all of which may cause our healthcare and workers compensation costs to rise unexpectedly, adversely affecting our earnings, financial condition, and liquidity; (17) disruptions and damage (including those due to weather) affecting our Virginia, North Carolina or Georgia warehouses, our Virginia, North Carolina or California administrative and manufacturing facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (18) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (19) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (20) the direct and indirect costs and time spent by our associates related to the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (21) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (22) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (23) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (24) price competition in the furniture industry; (25) changes in consumer preferences, including increased demand for lower-priced furniture; and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2025 and other filings with the SEC. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3,	July 28,	August 3,	July 28,
	2025	2024	2025	2024

Net sales	$82,149	$95,081	$167,465	$188,652

Cost of sales	65,312	74,159	131,627	148,358

Gross profit	16,837	20,922	35,838	40,294

Selling and administrative expenses	20,366	23,147	42,018	46,614
Intangible asset amortization	872	924	1,785	1,849

Operating (loss) / income	(4,401)	(3,149)	(7,965)	(8,169)

Other income, net	92	1,486	218	1,963
Interest expense, net	171	203	549	567

(Loss) / Income before income taxes	(4,480)	(1,866)	(8,296)	(6,773)

Income tax (benefit) / expense	(1,203)	85	(1,967)	(731)

Net (loss) / income	$(3,277)	$(1,951)	$(6,329)	$(6,042)

(Loss) / Earnings per share
Basic	$(0.31)	$(0.19)	$(0.60)	$(0.57)
Diluted	$(0.31)	$(0.19)	$(0.60)	$(0.57)

Weighted average shares outstanding:
Basic	10,612	10,521	10,587	10,509
Diluted	10,612	10,521	10,587	10,509

Cash dividends declared per share	$0.23	$0.23	$0.46	$0.46

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) / INCOME
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3,	July 28,	August 3,	July 28,
	2025	2024	2025	2024

Net (loss) / income	$(3,277)	$(1,951)	$(6,329)	$(6,042)
Other comprehensive income:
Actuarial adjustments	(45)	(59)	(89)	(118)
Income tax effect on adjustments	11	14	21	28
Adjustments to net periodic benefit cost	(34)	(45)	(68)	(90)

Total comprehensive (loss) / income	$(3,311)	$(1,996)	$(6,397)	$(6,132)

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	August 3,	February 2,
	2025	2025
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$821	$6,295
Trade accounts receivable, net	41,316	58,198
Inventories	58,532	70,755
Income tax recoverable	39	521
Prepaid expenses and other current assets	7,434	5,355
Total current assets	108,142	141,124
Property, plant and equipment, net	28,222	28,195
Cash surrender value of life insurance policies	30,157	29,238
Deferred taxes	18,068	16,057
Operating leases right-of-use assets	41,797	45,575
Intangible assets, net	20,321	22,104
Goodwill	15,036	15,036
Other assets	16,300	16,613
Total non-current assets	169,901	172,818
Total assets	$278,043	$313,942

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$14,116	$20,001
Accrued salaries, wages and benefits	4,465	3,851
Accrued income taxes	34	49
Customer deposits	6,781	5,655
Current portion of operating lease liabilities	7,798	7,502
Other accrued expenses	2,947	2,916
Total current liabilities	36,141	39,974
Long term debt	5,225	21,717
Deferred compensation	6,454	6,795
Operating lease liabilities	37,103	41,073
Total long-term liabilities	48,782	69,585
Total liabilities	84,923	109,559

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,750 and 10,703 shares issued and outstanding on each date	50,619	50,474
Retained earnings	141,996	153,336
Accumulated other comprehensive income	505	573
Total shareholders' equity	193,120	204,383
Total liabilities and shareholders' equity	$278,043	$313,942

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Twenty-Six Weeks Ended
	August 3,	July 28,
	2025	2024
Operating Activities:
Net (loss) / income	$(6,329)	$(6,042)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,375	4,617
Deferred income tax expense	(1,990)	(1,941)
Noncash restricted stock and performance awards	144	425
Provision for doubtful accounts and sales allowances	(182)	(326)
Gain on life insurance policies	(724)	(1,596)
Loss / (gain) on disposal of assets	15	(2)
Changes in assets and liabilities:
Trade accounts receivable	17,063	7,608
Inventories	12,224	4,716
Income tax recoverable	482	1,141
Prepaid expenses and other assets	(2,370)	(6,153)
Trade accounts payable	(6,037)	3,434
Accrued income taxes	(16)	-
Accrued salaries, wages, and benefits	614	(1,326)
Customer deposits	1,125	2,794
Operating lease assets and liabilities	105	284
Other accrued expenses	39	(1,919)
Deferred compensation	(431)	(400)
Net cash provided by operating activities	$18,107	$5,314

Investing Activities:
Purchases of property and equipment	(1,695)	(1,421)
Premiums paid on life insurance policies	(326)	(326)
Proceeds received on life insurance policies	-	936
Proceeds from sales of assets	-	3
Net cash used in investing activities	$(2,021)	$(808)

Financing Activities:
Proceeds from revolving credit facility	$32,440	$-
Cash dividends paid	(5,012)	(4,915)
Debt issuance cost	(33)	-
Payments for long-term loans	(48,955)	(700)
Net cash used in financing activities	$(21,560)	$(5,615)

Net decrease in cash and cash equivalents	(5,474)	(1,109)
Cash and cash equivalents - beginning of year	6,295	43,159
Cash and cash equivalents - end of quarter	$821	$42,050

Supplemental disclosure of cash flow information:
Cash paid for / (refund of) income taxes	$(443)	$65
Cash paid for interest, net	609	728

Non-cash transactions:
Increase in lease liabilities arising from changes in right-of-use assets	$10	$903
Increase in property and equipment through accrued purchases	152	11

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES, GROSS PROFIT / (LOSS), AND OPERATING (LOSS) / INCOME BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	August 3, 2025		July 28, 2024		August 3, 2025		July 28, 2024
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$36,250	44.1%	$35,785	37.6%	$73,359	43.8%	$72,593	38.5%
Home Meridian	16,932	20.6%	30,516	32.1%	35,742	21.3%	56,940	30.2%
Domestic Upholstery	28,677	34.9%	28,556	30.0%	57,590	34.4%	58,583	31.1%
All Other	290	0.4%	224	0.2%	774	0.5%	536	0.3%
Consolidated	$82,149	100%	$95,081	100%	$167,465	100%	$188,652	100%

Gross profit / (loss)
Hooker Branded	$10,541	29.1%	$10,708	29.9%	$21,605	29.5%	$22,165	30.5%
Home Meridian	1,054	6.2%	5,946	19.5%	3,787	10.6%	9,397	16.5%
Domestic Upholstery	5,305	18.5%	4,646	16.3%	10,585	18.4%	9,351	16.0%
All Other	(63)	-21.7%	(378)	-168.8%	(139)	-18.0%	(619)	-115.5%
Consolidated	$16,837	20.5%	$20,922	22.0%	$35,838	21.4%	$40,294	21.4%

Operating (loss) / income
Hooker Branded	$10	0.0%	$(329)	-0.9%	$37	0.1%	$(150)	-0.2%
Home Meridian	(3,916)	-23.1%	(896)	-2.9%	(6,754)	-18.9%	(4,169)	-7.3%
Domestic Upholstery	(408)	-1.4%	(1,285)	-4.5%	(1,004)	-1.7%	(2,593)	-4.4%
All Other	(87)	-30.0%	(639)	-285.3%	(244)	-31.5%	(1,257)	-234.5%
Consolidated	$(4,401)	-5.4%	$(3,149)	-3.3%	$(7,965)	-4.8%	$(8,169)	-4.3%

Table VI
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
Order Backlog
(In thousands)
(Unaudited)

Reporting Segment	August 3, 2025	February 2, 2025	July 28, 2024

Hooker Branded	$15,701	$13,109	$15,895
Home Meridian	16,138	21,002	43,918
Domestic Upholstery	19,313	18,123	18,066
All Other	-	402	-

Consolidated	$51,152	$52,636	$77,879